Cagle Family Proposes to Purchase Cagle’s, Inc.

Shareholders Would Receive $9.00 Per Share

Atlanta, Georgia (November 12, 2007) – Cagle’s, Inc. (AMEX: CGLA) announced today that it has received an acquisition proposal from a group consisting of James Douglas Cagle, the company’s President and Chief Executive Officer, his two sons, who are both Vice Presidents of the company, and a limited liability company controlled by members of the Cagle family.  The Cagle family group currently owns approximately 64% of the company's stock, and, pursuant to the proposal, the Cagle family group would acquire all of the other stock of the company.

The proposal contemplates a merger between the company and an entity created by the Cagle family group.  Pursuant to the proposal, the Cagle family group would pay the company’s shareholders $9.00 per share in cash, which represents a premium of 21.6% over the November 9, 2007 closing price.

The company’s Board of Directors has appointed a Special Committee of its independent directors to review the proposed transaction and other alternatives on behalf of the company’s minority shareholders.  No assurance can be given that any transaction will take place on these or any terms.

To finance the transaction and provide ongoing working capital to the company if the proposed merger is completed, the Cagle family group is working with AgSouth Farm Credit, ACA to finalize a financing commitment.

The Cagle family group has indicated that it is interested only in acquiring the publicly held shares of the company, and has no interest in selling its shares in the company pursuant to a competing offer.

Cagle’s, Inc. is engaged in the production and processing of fresh and frozen poultry products.  The common stock of the company is traded on the American Stock Exchange under the symbol CGLA.

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of or are otherwise related to the future of Cagle's, Inc. and its management are forward looking statements and are, by their nature, uncertain and dependent upon numerous contingencies. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the inability to reach an agreement satisfactory to the company, the Cagle family group and any other related parties; the inability to satisfy the conditions to any proposed transaction; failure to obtain required regulatory approvals; general economic conditions; additional factors affecting the production performance and/or marketability of the company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken and outbreaks of avian influenza and other diseases; management of our cash resources, particularly in light of our substantial leverage;  changes in laws or regulations adversely affecting any proposed transaction or our operations; and the impact of uncertainties of litigations as well as other risk factors.  There can be no assurance that the company will enter into definitive agreements with the Cagle family group or that any transaction will be consummated.